News Release For Immediate Release

May 23, 2011

Greer Bancshares Incorporated For Additional Information

1111 West Poinsett Street Contact: Dennis Hennett

Greer, SC 29650 Phone: (864) 848-5127

Greer Bancshares Incorporated Reports First Quarter Loss

GREER, SC --Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported a net loss of $(39,000) before TARP-related costs of $164,000, resulting in a net loss attributed to common shareholders of $(203,000), or $(0.08) per diluted share of common stock, for the quarter ended March 31, 2011. The major factor leading to the net loss in the first quarter was a negative valuation allowance of $657,000 resulting from updated appraisals on foreclosed real estate. The first quarter 2011 net loss compares to the Company's net loss of $(95,000) before TARP-related costs and net loss of $(254,000) available to common shareholders after TARP-related costs, or $(0.10) per diluted share of common stock, for the quarter ended March 31, 2010.

Provisions for loan losses totaled $100,000 in the first quarter. The ratio of allowance for loan losses improved to 2.90% of gross loans as of March 31, 2011, compared to 2.78% of gross loans as of December 31, 2010. Planned reductions in the size of the loan portfolio also contributed to the increased ratio of loan reserves.

Dennis Hennett, President and Chief Executive Officer stated: "Contributions to the loan loss reserve and loan collection expenses continue to negatively impact our Bank's performance. However, recent trends in past due and non-performing loans indicate our portfolio is beginning to stabilize, and we are hopeful that future expenses for loan collections and losses will be substantially lower."

Greer State Bank's total assets were $444 million as of March 31, 2011, compared to total assets of $457 million as of December 31, 2010. The Bank continues to exceed minimum regulatory capital requirements, and management is striving to further enhance the Bank's capital position in the quarters ahead.

Greer State Bank is now in its twenty-second year of operations and serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community. Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS.

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This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company's operating performance is subject to various risks and uncertainties including, without limitation:

  significant increases in competitive pressure in the banking and financial services industries;

  reduced earnings due to higher credit losses owing to economic factors, including declining home values, increasing interest rates, increasing unemployment, or changes in payment behavior or other causes;

  the concentration of our portfolio in real estate based loans and the weakness in the commercial real estate market;

  increased funding costs due to market illiquidity, increased competition for funding or other regulatory requirements;

  market risk and inflation;

  level, composition and re-pricing characteristics of our securities portfolios;

  availability of wholesale funding;

  adequacy of capital and future capital needs;

  our reliance on secondary sources of liquidity such as FHLB advances, federal funds lines of credit from correspondent banks and brokered time deposits, to meet our liquidity needs;

  changes in the interest rate environment which could reduce anticipated or actual margins;

  operating restrictions imposed by our Consent Order, such as limitations on the use of brokered deposits;

  our inability to meet the requirements set forth in our Consent Order within prescribed time frames;

  changes in political conditions or the legislative or regulatory environment, including recently enacted and proposed legislation;

  adequacy of the level of our allowance for loan losses;

  the rate of delinquencies and amounts of charge-offs;

  the rates of loan growth;

  adverse changes in asset quality and resulting credit risk-related losses and expenses;

  general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

  changes occurring in business conditions and inflation;

  changes in technology;

  changes in monetary and tax policies;

  loss of consumer confidence and economic disruptions resulting from terrorist activities;

  changes in the securities markets;

  ability to generate future taxable income to realize deferred tax assets;

  ability to have sufficient liquidity at the parent holding company level to pay preferred stock dividends and interest expense on junior subordinated debt; and

  other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this report.